Exhibit 99.4


August 29, 2002




ROHN Industries, Inc.
6718 W. Plank Road
P.O. Box 2000
Peoria, Illinois 61604



         Re: $53,000,000 Credit Facility / Seventh Amendment to Credit Agreement and Amendment to Forbearance Agreement
               ---------------------------------------------------------

Ladies and Gentlemen:

     This letter is delivered to you in connection with the Credit Agreement dated as of March 8, 2001 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") among ROHN INDUSTRIES, INC., a Delaware corporation (the "Parent"), each of the Parent's domestic Subsidiaries, as borrowers (together with the Parent, collectively, the "Borrowers" and each a "Borrower"), the Parent and each of the Parent's domestic Subsidiaries, as Guarantors, the financial institutions that are or may from time to time become parties hereto, as lenders (together with their respective successors and assigns, the "Lenders" and each a "Lender"), LASALLE BANK NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders (in its individual capacity, "LaSalle", and in its capacity as administrative agent for the Lenders, the "Administrative Agent"), and NATIONAL CITY BANK, a national banking association, as syndication agent for the Lenders (in its individual capacity, "NCB", and in its capacity as syndication agent for the Lenders, the "Syndication Agent" and together with the Administrative Agent, the "Agents"). Unless otherwise defined herein, capitalized terms shall have the meanings set forth in the Credit Agreement. In connection with, and in consideration of the agreements contained in the Credit Agreement, the Credit Parties agree with the Agents as follows:

          Documents Related to Sale of ROHN Industries, Inc. The Credit Parties hereby acknowledge and agree that the Credit Parties shall deliver to the Agents, on or before each of the 15th calendar day and the last Business Day of each calendar month, an update prepared by Peter J. Solomon Company regarding a possible sale of the Parent, in form and substance reasonably satisfactory to the Administrative Agent, to include, without limitation, summaries of the number and type of parties contacted since the date of the last such update and the proposals offered by these parties in connection with the sale of the Parent. Additionally, the Credit Parties hereby acknowledge and agree that the Credit Parties shall deliver to the Agents any analyses prepared by Peter J. Solomon Company of any possible benefit that the Parent and its Subsidiaries may or may not realize due to improved market conditions, improved performance by the Parent and its Subsidiaries or any other improved conditions (financial or otherwise). The Credit Parties further acknowledge and agree that failure to deliver to the Agents the items required herein shall constitute an Event of Default under Section 12.1(D)(i) of the Credit Agreement.

If the foregoing is in accordance with your understanding, please execute and return this letter to us.

Very truly yours,


LASALLE BANK NATIONAL ASSOCIATION


By: /s/ James C. Simpson
    -----------------------------
Title:  Vice President



NATIONAL CITY BANK


By: /s/ Timothy T. Fogerty
    -----------------------------
Title:  Senior Vice President



Accepted and Agreed to
as of August 29, 2002:

ROHN INDUSTRIES, INC.
ROHN INSTALLATION SERVICES, INC.
ROHN ENCLOSURES, INC.
ROHN, INC.
ROHN PRODUCTS, INC.
ROHN CONSTRUCTION, INC.
FOLDING CARRIER CORP.
ROHN FOREIGN HOLDINGS, INC.
UNR REALTY, INC.


By: /s/ Alan R. Dix
    -----------------------------
Title:  Vice President